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                                                                      EXHIBIT 99



Pinnacle Towers Inc.                                                        NEWS
301 North Cattlemen Road / Sarasota, Florida 34232
   941-364-8886
   Fax 941-364-8761

FOR IMMEDIATE RELEASE                                              SYMBOL:  BIGT
April 26, 2002                                                   TRADED:  Nasdaq


PINNACLE HOLDINGS INC. ANNOUNCES $205 MILLION EQUITY INVESTMENT COMMITMENT FROM FORTRESS INVESTMENT GROUP AND GREENHILL CAPITAL PARTNERS; SUPPORT OF HOLDERS OF AT LEAST TWO-THIRDS OF PINNACLE'S SENIOR DISCOUNT NOTES DUE 2008; IMPLEMENTATION
                      THROUGH "PRE-NEGOTIATED" CHAPTER 11

SARASOTA, FL. April 26, 2002 - Pinnacle Holdings Inc. (Nasdaq: BIGT) ("Pinnacle Holdings" and together with its subsidiaries, "Pinnacle") today announced that it has entered into a definitive agreement (the "Purchase Agreement") with Fortress Investment Group and Greenhill Capital Partners LLP (collectively, the "Investors"), pursuant to which Pinnacle will be recapitalized through a pre-negotiated bankruptcy plan (the "Bankruptcy Plan") to be filed in Delaware under chapter 11 of the U.S. Bankruptcy Code. Holders of at least two-thirds of the aggregate principal amount of Pinnacle Holdings's 10% Senior Discount Notes due 2008 (the "Senior Notes") have agreed to vote in favor of the Bankruptcy Plan. Pinnacle expects to file the Bankruptcy Plan during the month of May. Immediately following confirmation of the Bankruptcy Plan, Pinnacle Holdings would be merged into a newly formed Delaware corporation formed by the Investors ("New Pinnacle") with New Pinnacle being the surviving corporation.

The Bankruptcy Plan will be funded by two new sources of capital: (1) an equity investment made by the Investors of up to approximately $205.0 million, and (2) a new credit facility of up to $340.0 million to be led by a syndicate arranged by Deutsche Bank Securities Inc. with Bank of America, N.A.

Under the terms of the Purchase Agreement with the Investors, Fortress will purchase up to approximately 13,735,000 shares of common stock of New Pinnacle (the "Fortress Shares") and Greenhill will purchase up to approximately 6,765,000 shares of common stock of New Pinnacle (the "Greenhill Shares" and together with the Fortress Shares, the "Investor Shares"). The Purchase Agreement provides for the cancellation of the Senior Notes in exchange for up to $114.0 million (or $350.77 per $1,000 par value bond) in cash or, at the Senior Noteholder's election, a combination of cash and up to 49% of New Pinnacle's outstanding common stock. The number of Investor Shares


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(and hence their cash investment) will be proportionately decreased by the number of shares purchased by holders of the Senior Notes.

The Purchase Agreement also provides for the cancellation of Pinnacle's 5 1/2% Convertible Subordinated Notes due 2007 (the "Convertible Notes") in exchange for up to $500,000 in cash and five-year warrants to purchase up to approximately 205,000 shares of New Pinnacle's common stock at approximately two times the price of the Investor Shares. Convertible Note holders can double this amount to a total of $1.0 million in cash and warrants to purchase 410,000 shares, representing approximately 2% of New Pinnacle's equity capitalization, if the Convertible Note holders agree to give certain releases. The Purchase Agreement further provides for cancellation of the outstanding shares of Pinnacle common stock. Former stockholders and plaintiffs in a stockholder class action shall receive five-year warrants to purchase up to 102,500 shares of New Pinnacle common stock (representing approximately 1/2% of New Pinnacle's equity capitalization) at approximately two times the price of the Investors Shares. This amount can be doubled to 205,000 shares, representing approximately 1% of New Pinnacle's capitalization, if the stockholders agree to give certain releases. Trade and other creditors will be paid in full in the ordinary course.

Under the terms of the transaction documents, holders of approximately two-thirds of the aggregate principal amount of the Senior Notes have agreed, for a period of 60 days from the date of the execution of the Agreement, not to exercise any rights such holders may have against Pinnacle under the terms of the indenture governing the Senior Notes, including the right to receive principal of, and interest on, the Senior Notes.

"After having considered numerous alternatives in a process that was commenced over six months ago, Pinnacle has concluded that this transaction best serves the interests of all constituents. We intend to implement the restructuring in a timely, efficient manner," said Steve Day, Chief Executive Officer of Pinnacle. Additionally, Mr. Day pointed out, "The proposed restructuring plan allows the holders of the Senior Notes to realize a cash distribution and an opportunity to participate as equity holders in a significantly deleveraged company supported by dedicated sponsors." Mr. Day further stated, "Because the holders of at least two-thirds of the aggregate principal amount of the Senior Notes have agreed to the terms of the restructuring, we expect to emerge from this process relatively quickly. Our trade creditors and customers will be unaffected by the reorganization, and that was important to us, too."

Pinnacle's current board of directors will remain in place until the closing of the transaction. Upon the consummation of the transaction, a new nine-member board of directors will be elected. The Investors have the right to appoint five directors to the new board for so long as the Investors hold a majority of the outstanding shares of common stock. In addition, Pinnacle will implement a new equity-based incentive plan, with one-half of the options issued thereunder priced at an exercise price equal to the price of the Investor Shares and one-half priced at two times the price of the Investor Shares, and all of which shall vest over a three year period.


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Following the completion of the restructuring, the Investors will own at least a majority of New Pinnacle's common equity. In addition, Wesley R. Edens, Chairman and Chief Executive Officer of Fortress Investment Group will assume the role of Chairman of the Board of Pinnacle. "The Investors are extremely pleased with the proposed restructuring plan. The significant deleveraging will allow Pinnacle to focus on its core operating strategy and will provide the financial flexibility to capitalize on investment opportunities within its industry," said Mr. Edens. Robert H. Niehaus, Chairman of Greenhill Capital Partners, who will become Vice Chairman of New Pinnacle's Board of Directors, said "we are impressed with the diversification of both the customers and technologies that reside on Pinnacle's towers. We believe that Pinnacle's anticipated new capital structure will give it a competitive advantage in the market place."

The transaction is subject to a number of conditions, including customary regulatory approvals, the requisite creditors' approvals in bankruptcy and confirmation of the Bankruptcy Plan. The Purchase Agreement also contains customary terms and conditions, including certain exclusivity rights and a termination fee of $12.0 million to be paid by Pinnacle to the Investors if the Purchase Agreement is terminated under certain circumstances and Pinnacle consummates an alternative transaction.

Based on recent discussions, Pinnacle anticipates that the lenders under its senior credit facility will be supportive of this transaction, and Pinnacle is in the process of seeking that support by means of a new forbearance agreement allowing time to implement the transaction.

During the bankruptcy process, Pinnacle anticipates operating in the ordinary course of business, subject to the provisions of the U.S. Bankruptcy Code, and does not currently expect that its trade suppliers, unsecured trade creditors, employees and customers will be materially impacted.


ABOUT THE COMPANIES

Pinnacle is a provider of communication site rental space in the United States and Canada. At December 31, 2001, Pinnacle owned, managed, leased, or had rights to in excess of 4,000 sites. Pinnacle is headquartered in Sarasota, Florida. For more information on Pinnacle visit its web site at http://www.pinnacletowers.com. Information provided on our web-site is not incorporated into Pinnacle's SEC filings or this press release.



Fortress Investment Group LLC is an alternative investment and asset management company with headquarters in New York City. Founded in 1998, Fortress currently manages in excess of $1.2 billion of private equity and invests in asset-based operating companies on a domestic and international basis. Fortress seeks to provide capital to capable operating partners with the highest quality assets, whose valuation and access to capital is impaired by association with the distress of a particular asset class.


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Greenhill Capital Partners LLP is a $420 million private equity fund managed by
Greenhill & Co., an independent merchant banking firm owned entirely by its partners. Greenhill Capital Partners identifies investment opportunities by focusing on the proprietary deal flow provided by Greenhill & Co.'s insights into, and relationships within, the telecommunications, technology, financial services and consumer products industries. From their offices in New York, London and Frankfurt, Greenhill & Co. provides a broad range of advisory and investment services.


Forward-looking Statements



This press release may contain statements that are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. Such forward looking statements include those regarding consummation of the transactions contemplated by the Purchase Agreement and Pinnacle's efforts to restructure its capitalization. Although Pinnacle believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Pinnacle to be different from any future results, performance and achievements expressed or implied by these statements. Such risk factors include, but are not limited to:
(1) Pinnacle's commencement of proceedings under chapter 11 of the U.S. Bankruptcy Code; (2) Pinnacle's ability to obtain a further forbearance agreement from its lenders under its senior credit facility and, if such a forbearance is obtained, comply with the terms of the forbearance agreement relating to its senior credit facility; (3) the inability to satisfy the conditions to closing the proposed transaction; (4) Pinnacle's substantial level of indebtedness could adversely affect its ability to react to changes in its business; (5) Pinnacle's indebtedness, including its senior credit facility, the Senior Notes and the Convertible Notes, may be accelerated; (6) restrictive covenants in Pinnacle's debt agreements and in any further forbearance agreement relating to its senior credit facility may limit its ability to take actions which may be in Pinnacle's best interests; (7) Pinnacle is heavily dependent on its senior management; (8) a portion of Pinnacle's customer base is operating under bankruptcy protection; (9) the success or failure of Pinnacle's efforts to implement its business strategy; (10) trends in subscriber growth and minutes of use for wireless communications; (11) access to capital for Pinnacle's customer base, which will affect their ability to deploy in the future further communications equipment installations that may require additional space on Pinnacle's sites; (12) changes in the nature of wireless communications technology that could cause Pinnacle's customers to require less space on its sites; (13) Pinnacle and one of its current Officers and two of its former Officers are involved in a consolidated class action lawsuit; (14) the success or failure of Pinnacle's efforts to sell its remaining colocation facilities or other assets; and (15) as uncertainties regarding Pinnacle's financial condition continue, prospective and existing customers, vendors and others may react negatively in manners adverse to Pinnacle; and (16) in connection with diligence being conducted by potential investors in Pinnacle and others regarding Pinnacle, additional potential areas of concern may be revealed (e.g., Pinnacle


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recently determined that certain elections were not made on certain tax returns;
while Pinnacle believes it is likely that it will get appropriate relief from the IRS with respect to the elections, if it does not it may have material additional tax liabilities). Information about potential factors which could affect Pinnacle's financial results is included in the Risk Factors section of Pinnacle Holding's 2001 Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") on April 16, 2002, and Pinnacle Holding's other filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this press release and Pinnacle does not undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.




Contacts: William T. Freeman, CFO, 941-364-8886

Joe Furmanek, Investor Relations, 941-364-8886 ext. 1203



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